Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of July 28, 2000, all of which are wholly-owned:

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                                                 State of
Parent                                         Incorporation
------                                         -------------

CBRL Group, Inc.                                 Tennessee

Subsidiaries
------------

Cracker Barrel Old Country Store, Inc.           Tennessee
Logan's Roadhouse, Inc.                          Tennessee
CBOCS Distribution, Inc.                         Tennessee
CBOCS General Partnership                         Michigan
CBOCS Michigan, Inc.                              Michigan
CBOCS West, Inc.                                   Nevada
Rocking Chair, Inc.                                Nevada

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